ELECTROGLAS ANNOUNCES VOLUNTARY CHAPTER 11 PETITION FILING

SAN JOSE, CALIF. - July 10, 2009 —Electroglas, Inc. (OTCBB:EGLS.ob), a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that the company has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code.

As a result of the global economic recession, demand for semiconductor manufacturing equipment has declined dramatically. Over the past several months, Electroglas has undertaken significant efforts to reduce its expenses and working capital requirements in response to these unprecedented market conditions. These efforts have included significant work force reductions, salary cuts, mandatory time off for all of the company's employees and significant decreases in non-labor expenses. At the same time, the company has been working with Needham & Company, LLC and others to review and pursue financial and strategic options for the company to maximize value on behalf of all of the company's stakeholders, including merging with or into another company, and a sale of all or substantially all of the company's assets.

The current plan is for certain of our bondholders to provide Debtor in Possession (“DIP”) financing to sustain the Company during the bankruptcy process and for the Company to conduct an auction to sell the Company. In the meantime the company expects to continue essential operations, including sales, product support, service and warranty programs.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers and software solutions for the semiconductor industry.  For more than 45 years, Electroglas has helped integrated device manufacturers (IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers’ wafer testing. Headquartered in San Jose, California, the company has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the OTCBB National Market under the symbol “EGLS.OB.” More information about the company and its products is available at www.electroglas.com.

Safe Harbor Statement
This news release contains forward-looking statements including statements relating to Electroglas’ business and the Chapter 11 Bankruptcy process. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of continued adverse changes in global and domestic economic conditions, continued downturn in the semiconductor and electronics industries, a continued downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas’ products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies and an inability to successfully market our precision motion control technology to users outside the wafer probing market.  Electroglas assumes no obligation to update this information.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent annual report on Form 10-K for the year ended May 31, 2008, its quarterly reports on Form 10-Q and periodic reports on Form 8-K filed from time to time with the SEC.

Contact:
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com